Exhibit 10.2

ChyronHego Corporation
2014 Management Incentive Compensation Plan

Purpose of the Plan: The purpose of the 2014 Management Incentive Compensation Plan (the "Plan") is to incentivize the senior management of ChyronHego Corporation ("ChyronHego" or the "Company") to achieve the Company's earnings objectives for the fiscal year ending December 31, 2014. The Plan is a component of the Company's overall compensation objectives and components, including base salary, long-term incentive equity awards and other fringe benefits, that are designed to attract and retain the best possible management talent; to motivate its managers to enhance the Company's growth and profitability and increase shareholder value; to recognize individual initiative, leadership, achievement and other contributions; and to reward superior performance and contributions to the achievement of the Company's objectives.

Participants: Participants in the Plan include the Company's executive officers, consisting of the President and Chief Executive Officer, the Interim Chief Financial Officer, the President of the Americas Business Unit and the Chief Technology Officer, as well as other senior management personnel of the Company.

Conditions: The Plan consists of a performance condition and a service condition. The target performance condition is based on budgeted earnings before interest and taxes ("EBIT"), adjusted to a pre-bonus basis. The service condition is that in order to be eligible to receive a payout under the Plan, a Plan participant must be employed by the Company on the date of payout specified below (unless terms of any employment, severance or change in control agreements state otherwise).

Plan Incentive Targets: The incentive payout is based on achievement of a designated level of budgeted EBIT, adjusted to a pre-bonus basis, for fiscal 2014 (the "2014 EBIT"). Specifically, the Plan provides that 5% of the 2014 EBIT achieved by the Company will be paid to the participants in the Plan, which amount will be increased to 10% of the 2014 EBIT for every dollar of 2014 EBIT that exceeds the amount set forth in the Company's 2014 budget, with no maximum.

Form of Payout: Any award earned under the Plan will be paid in cash or shares of the Company's common stock, at the discretion of the Compensation Committee of the Company's Board of Directors.

Target Payout: The target payout for fiscal 2014 is set as the ratio of the participants' base salaries compared to the total base salaries for all participants in the Plan, multiplied by the total payout amount.

Date of Payout: The date of payout to all eligible participants will be the date that the Compensation Committee of the Board of Directors approves the achievement levels of the Plan's financial performance conditions for fiscal 2014, which decision is expected to be made at the Compensation Committee's scheduled meeting in March 2015.